Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS THIRD QUARTER RESULTS

IRVINE, Calif., October 26, 2015 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today reported financial results for the quarter ended September 30, 2015.
Highlights for the third quarter of 2015 as compared to the third quarter of 2014:
•Global sales grew 1.3% to $615.5 million, and underlying1 sales were up 13.6%.
•Global THV sales grew 10.8% to $296.1 million, and underlying sales were up 29.4%.
•The U.S. rollout of the Edwards SAPIEN 3 transcatheter heart valve is on track.
•Diluted EPS was $1.07, an increase of 23.0%, or 33.8% on a non-GAAP basis.
•2015 THV underlying sales guidance raised to between $1.1 billion and $1.2 billion.
•2015 non-GAAP EPS guidance increased to between $4.43 and $4.53.

“Strong third quarter results were driven by total underlying sales growth of 14 percent,” said Michael A. Mussallem, chairman and CEO. “Adoption of our SAPIEN 3 transcatheter valve system continued to propel our growth, which exceeded our projections. Furthermore, the growing body of compelling clinical outcomes gives us confidence that with expanded evidence, larger populations of patients suffering from aortic stenosis will be eligible for TAVR."

Third Quarter 2015 Results

Net sales for the quarter ended September 30, 2015 were $615.5 million.  U.S. and international segment sales for the third quarter were $323.1 million and $292.4 million, respectively. The strong U.S. dollar continued to have a significant negative impact on reported sales. On an underlying basis, sales grew 13.6 percent. Net income for the quarter ended September 30, 2015 was $118.1 million, or $1.07 per diluted share.

For the third quarter, the company reported Transcatheter Heart Valve Therapy (THV) sales of $296.1 million, a 10.8 percent growth rate over the third quarter last year, or 29.4 percent on an underlying basis.  Strong global sales were led by the company's market-leading products in both the U.S. and Europe.

     In the U.S., THV sales for the quarter were $166.4 million. On an underlying basis, sales were $167.6 million and grew 33.1 percent compared to the prior year period. Outside the U.S., THV sales were $129.7 million, representing 4.7 percent growth, or 25.1 percent on an underlying basis.

“Our THV performance was driven by strong procedure growth and the on-going SAPIEN 3 launch, which is on track, and clinicians are rapidly adopting our best-in-class technology,” said Mussallem. “Based on our year-to-date results and the strong demand for SAPIEN 3, we now expect our underlying THV sales in 2015 to be at the high end of our previously estimated 25 to 35 percent growth rate."

Surgical Heart Valve Therapy product group sales for the quarter were $187.9 million. Reported sales decreased 7.6 percent compared to the third quarter last year, and increased 0.2 percent on an underlying basis. Against a tough year over year comparison, global surgical heart valve units grew, but were mostly offset by the continued exit of non-strategic products.

Critical Care product group sales were $131.5 million for the quarter, representing a decrease of 3.8 percent versus last year, or an increase of 5.0 percent on an underlying basis.

For the quarter, the company’s gross profit margin was 76.2 percent, compared to 72.3 percent in the same period last year. The year over year increase resulted primarily from favorable foreign exchange and favorable product mix. Assuming foreign exchange rates remain at current levels, the company expects its gross profit rate in the fourth quarter to be approximately 75 percent.

Selling, general and administrative expenses decreased to $212.0 million for the quarter, or 34.4 percent of sales. This decrease was driven primarily by the favorable foreign exchange impact on expenses outside the U.S.

Research and development investments for the quarter increased to $101.0 million compared to $87.6 million in the prior year period.  This increase was primarily a result of continued investments in the company's valve programs, including the recent acquisition of CardiAQ.

Cash flow from operating activities for the quarter was $202.5 million. After capital spending of $26.0 million, free cash flow was $176.5 million.

Cash, cash equivalents and short-term investments totaled $1.3 billion at September 30, 2015.  Total debt was $604.9 million.

Nine-Month Results

For the nine months ended September 30, 2015, the company recorded net income of $354.2 million, or $3.22 per diluted share, compared to $701.9 million, or $6.49 per diluted share, for the same period in 2014. The year-ago period included a $750 million payment to Edwards from a litigation settlement. Diluted earnings per share decreased 50.4 percent over last year, or increased 36.6 percent, excluding special items.

Net sales for the nine months of 2015 grew 6.9 percent to $1.8 billion. On an underlying basis, sales grew 17.4 percent.

U.S. and international segment sales for the nine months of 2015 were $909.3 million and $913.3 million, respectively.

During the nine months of 2015, the company repurchased approximately 1.3 million shares of common stock for $180.1 million.

Outlook

The company continues to expect full year 2015 total sales to be between $2.3 billion to $2.5 billion.  The company is increasing its guidance for full year 2015 diluted earnings per share, excluding special items, to a range of $4.43 to $4.53, from its previous range of $4.30 to $4.40.  For the fourth quarter of 2015, at current foreign exchange rates, the company projects total sales to be between $620 million and $660 million, and diluted earnings per share, excluding special items, to be between $1.11 and $1.21.

“Our strong year-to-date financial performance demonstrates the strength of our market-leading product portfolio," said Mussallem. "We believe our strategy of focused innovation can transform patient care and drive value to the healthcare system and to shareholders. In light of the impressive body of clinical evidence, we are enthusiastic about the continued expansion of transcatheter-based therapies for the many structural heart patients still in need, which positions us for a bright future."

About Edwards Lifesciences

     Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring, enabling them to save and enhance lives. Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its third quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13620647.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, information in the Outlook section and the company’s financial guidance. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the timing and effectiveness of new product launches; competitive dynamics and potential for therapy expansion, particularly for THV; the timing and extent of regulatory approvals and reimbursement levels for our products; the company’s success in developing new products, and avoiding manufacturing and quality issues; the impact of currency exchange rates and related currency hedge contracts; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation results or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. These filings, along with important safety information about our products, may be found at edwards.com.

Edwards, Edwards Lifesciences, the stylized E logo, Edwards SAPIEN, SAPIEN and SAPIEN 3 are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

[1]
“Underlying” amounts are non-GAAP items and in this press release exclude foreign exchange fluctuations and the THV sales return reserve. See the Non-GAAP Financial Information page and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$615.5	$607.4	$1,822.6	$1,704.9
Cost of sales	146.7	168.1	441.3	465.2

Gross profit	468.8	439.3	1,381.3	1,239.7

Selling, general, and administrative expenses	212.0	222.2	628.4	634.9
Research and development expenses	101.0	87.6	284.9	262.5
Intellectual property litigation expenses (income), net	2.4	0.9	3.7	(741.0)
Special charges	—	3.0	—	60.5
Interest expense, net	2.5	2.5	6.7	9.1
Other expense, net	0.2	2.5	2.2	2.6

Income before provision for income taxes	150.7	120.6	455.4	1,011.1

Provision for income taxes	32.6	26.0	101.2	309.2

Net income	$118.1	$94.6	$354.2	$701.9

Earnings per share:
Basic	$1.10	$0.89	$3.29	$6.61
Diluted	$1.07	$0.87	$3.22	$6.49

Weighted-average common shares outstanding:
Basic	107.6	106.4	107.7	106.2
Diluted	110.0	108.4	110.1	108.1

Operating Statistics
As a percentage of net sales:
Gross profit	76.2%	72.3%	75.8%	72.7%
Selling, general, and administrative expenses	34.4%	36.6%	34.5%	37.2%
Research and development expenses	16.4%	14.4%	15.6%	15.4%
Income before provision for income taxes	24.5%	19.9%	25.0%	59.3%
Net income	19.2%	15.6%	19.4%	41.2%

Effective tax rate	21.6%	21.6%	22.2%	30.6%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	September 30, 2015	December 31, 2014
ASSETS

Current assets
Cash and cash equivalents	$646.1	$653.8
Short-term investments	604.4	785.0
Accounts and other receivables, net	338.4	325.0
Inventories, net	333.5	296.8
Deferred income taxes	79.0	63.5
Prepaid expenses	47.5	48.8
Other current assets	96.6	121.7
Total current assets	2,145.5	2,294.6

Long-term accounts receivable, net	5.5	5.8
Long-term investments	366.0	240.9
Property, plant, and equipment, net	454.8	442.9
Goodwill	621.2	376.0
Other intangible assets, net	207.3	23.4
Deferred income taxes	21.4	91.5
Other assets	54.9	49.2

Total assets	$3,876.6	$3,524.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$532.5	$434.4

Long-term debt	604.9	598.1
Other long-term liabilities	317.8	300.4

Stockholders’ equity
Common stock	130.2	128.9
Additional paid-in capital	1,001.3	878.4
Retained earnings	3,196.1	2,841.9
Accumulated other comprehensive loss	(169.2)	(100.9)
Treasury stock, at cost	(1,737.0)	(1,556.9)
Total stockholders’ equity	2,421.4	2,191.4

Total liabilities and stockholders’ equity	$3,876.6	$3,524.3

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, adjustments for discontinued and acquired products, and sales return reserves associated with transcatheter heart valve therapy ("THV") product upgrades, and “excluding special items” to also exclude gains and losses from special items such as significant investments, impairments, litigation, and business development transactions. Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of these non-GAAP items to expected reported results due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives. Management does not consider the excluded items or adjustments as part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's core operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

THV Sales Return Reserve and Related Costs - In the first and second quarters of 2014, and in the second quarter of 2015, the Company recorded a net sales return reserve and related costs, primarily related to inventory reserves, of $15.6 million, $6.1 million, and $15.9 million, respectively, related to estimated THV product returns expected upon introduction of next-generation THV products.  The Company recorded a net $2.4 million and $16.0 million reversal of these reserves in the third quarter of 2015 and 2014, respectively, upon delivery of the next-generation THV products.

Intellectual Property Litigation Expenses (Income), net - The Company incurred intellectual property litigation expenses of $0.3 million and $5.5 million in the first quarter of 2015 and 2014, respectively, $1.0 million and $2.6 million in the second quarter of 2015 and 2014, respectively, and $2.4 million and $0.9 million in the third quarter of 2015 and 2014, respectively.  In addition, in the second quarter of 2014, the Company recorded a $750.0 million gain related to an agreement with Medtronic to settle all outstanding patent litigation.

Asset Write-down - The Company recorded a $5.0 million charge in the third quarter of 2014 to write-down assets related to its automated glucose monitoring program. The charge related primarily to intellectual property, fixed assets, inventory and severance expenses.

Charitable Foundation Contribution - The Company recorded a $50.0 million charge in the second quarter of 2014 for a charitable contribution to the Edwards Lifesciences Foundation.

Settlement - The Company recorded a $7.5 million charge in the first quarter of 2014 to settle past and future obligations related to one of its intellectual property agreements.

Provision for Income Taxes - During the second quarter of 2014, the Company recorded a $6.2 million tax benefit due to the remeasurement of its uncertain tax positions.

Foreign Exchange - Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2015	2014	2015	2014
GAAP Net Income	$118.1	$94.6	$354.2	$701.9
Growth Rate %	24.8%		(49.5)%

Non-GAAP adjustments: (A)

THV sales return reserve and related costs	(2.4)	(16.0)	13.5	5.7
Intellectual property litigation expenses (income), net	2.4	0.9	3.7	(741.0)
Asset write-down	—	5.0	—	5.0
Charitable foundation contribution	—	—	—	50.0
Settlement	—	—	—	7.5

Provision for income taxes
Tax effect on reconciling items (B)	(0.7)	2.5	(5.9)	240.2
Remeasurement of uncertain tax position reserve (A)	—	—	—	(6.2)

Non-GAAP Net Income	$117.4	$87.0	$365.5	$263.1
Growth Rate %	34.9%		38.9%

RECONCILIATION OF GAAP TO NON-GAAP DILUTED EARNINGS PER SHARE

GAAP Diluted Earnings Per Share	$1.07	$0.87	$3.22	$6.49
Growth Rate %	23.0%		(50.4)%

Non-GAAP adjustments: (A), (C)

THV sales return reserve and related costs	(0.02)	(0.10)	0.08	0.03
Intellectual property litigation expenses (income), net	0.02	—	0.02	(4.45)
Asset write-down	—	0.03	—	0.03
Charitable foundation contribution	—	—	—	0.33
Settlement	—	—	—	0.06

Provision for income taxes
Remeasurement of uncertain tax position reserve	—	—	—	(0.06)

Non-GAAP Diluted Earnings Per Share	$1.07	$0.80	$3.32	$2.43
Growth Rate %	33.8%		36.6%

Note: Numbers may not calculate due to rounding.

(A)
See description of “THV Sales Return Reserve and Related Costs,” “Intellectual Property Litigation Expenses (Income), net,” "Asset Write-down," "Charitable Foundation Contribution," "Settlement," and “Provision for Income Taxes” on the Non-GAAP Financial Information page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

(C)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

THV UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended September 30,
(in millions)	2015	2014
GAAP THV United States Sales	$166.4	$143.3
Adjustment for THV sales return reserve	1.2	(17.4)
THV United States Underlying Sales	$167.6	$125.9
Underlying Growth Rate %	33.1%

THV OUTSIDE THE UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended September 30,
(in millions)	2015	2014
GAAP THV Outside the United States Sales	$129.7	$123.9
Adjustment for THV sales return reserve	—	(1.0)
Foreign exchange impact	—	(19.2)
THV Outside the United States Underlying Sales	$129.7	$103.7
Underlying Growth Rate %	25.1%

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2015 Adjusted		2014 Adjusted
Sales by Product Group (QTD)	3Q 2015	3Q 2014	Change	GAAP Growth Rate*	Sales Return Reserve	3Q 2015 Underlying Sales	Sales Return Reserve	FX Impact	3Q 2014 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$296.1	$267.2	$28.9	10.8%	$1.2	$297.3	$(18.4)	$(19.2)	$229.6	29.4%
Surgical Heart Valve Therapy	187.9	203.4	(15.5)	(7.6)%	—	187.9	—	(15.8)	187.6	0.2%
Critical Care	131.5	136.8	(5.3)	(3.8)%	—	131.5	—	(11.5)	125.3	5.0%
Total Sales	$615.5	$607.4	$8.1	1.3%	$1.2	$616.7	$(18.4)	$(46.5)	$542.5	13.6%

					2015 Adjusted		2014 Adjusted
Sales by Product Group (YTD)	YTD 3Q 2015	YTD 3Q 2014	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 3Q 2015 Underlying Sales	Sales Return Reserve	FX Impact	YTD 3Q 2014 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$846.0	$676.1	$169.9	25.1%	$6.2	$852.2	$(10.3)	$(56.7)	$609.1	39.9%
Surgical Heart Valve Therapy	588.8	620.0	(31.2)	(5.0)%	—	588.8	—	(47.5)	572.5	2.9%
Critical Care	387.8	408.8	(21.0)	(5.1)%	—	387.8	—	(32.6)	376.2	3.1%
Total Sales	$1,822.6	$1,704.9	$117.7	6.9%	$6.2	$1,828.8	$(10.3)	$(136.8)	$1,557.8	17.4%

					2015 Adjusted		2014 Adjusted
Sales by Region (QTD)	3Q 2015	3Q 2014	Change	GAAP Growth Rate*	Sales Return Reserve	3Q 2015 Underlying Sales	Sales Return Reserve	FX Impact	3Q 2014 Underlying Sales	Underlying Growth Rate *
United States	$323.1	$296.3	$26.8	9.0%	$1.2	$324.3	$(17.4)	$—	$278.9	16.3%
Europe	166.4	176.9	(10.5)	(5.9)%	—	166.4	(1.0)	(26.6)	149.3	11.5%
Japan	60.3	66.8	(6.5)	(9.9)%	—	60.3	—	(10.6)	56.2	7.4%
Rest of World	65.7	67.4	(1.7)	(2.4)%	—	65.7	—	(9.3)	58.1	13.1%
International	292.4	311.1	(18.7)	(6.0)%	—	292.4	(1.0)	(46.5)	263.6	11.2%
Total	$615.5	$607.4	$8.1	1.3%	$1.2	$616.7	$(18.4)	$(46.5)	$542.5	13.6%

					2015 Adjusted		2014 Adjusted
Sales by Region (YTD)	YTD 3Q 2015	YTD 3Q 2014	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 3Q 2015 Underlying Sales	Sales Return Reserve	FX Impact	YTD 3Q 2014 Underlying Sales	Underlying Growth Rate *
United States	$909.3	$760.7	$148.6	19.5%	$6.2	$915.5	$(4.4)	$—	$756.3	21.1%
Europe	533.6	551.0	(17.4)	(3.1)%	—	533.6	(5.9)	(89.6)	455.5	17.2%
Japan	180.7	192.2	(11.5)	(6.0)%	—	180.7	—	(28.6)	163.6	10.5%
Rest of World	199.0	201.0	(2.0)	(1.0)%	—	199.0	—	(18.6)	182.4	9.1%
International	913.3	944.2	(30.9)	(3.3)%	—	913.3	(5.9)	(136.8)	801.5	14.4%
Total	$1,822.6	$1,704.9	$117.7	6.9%	$6.2	$1,828.8	$(10.3)	$(136.8)	$1,557.8	17.4%

* Numbers may not calculate due to rounding.